Exhibit 99.1

北京市朝阳区建国路77号华贸中心3号写字楼34层 邮编：100025

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

T: (86-10) 5809 1000 F: (86-10) 5809 1100

October 17, 2025

To:

World Road Inc. (the “Company”)

4th Floor,

Section 4-56, Building C, Comprehensive Bonded Zone, 8MC Plot No. 69, Checheng South Road

Wuhan City, Hubei Province, People’s Republic of China

Cc:

Craft Capital Management LLC

377 Oak Street, Lower Concourse, Garden City, NY 11530

Dear Sir/Madam,

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, which, for purposes of this opinion only, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan) and are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We have acted as your PRC legal counsel in connection with the proposed offering (the “Offering”) by the Company of 1,500,000 Class A Ordinary Shares of the Company, with par value of US$0.00004 each (the “Offered Securities”), including a base prospectus, and the prospectus supplement(s) (collectively the “Prospectus”), including any amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering.

The Company has engaged Craft Capital Management LLC and R.F. Lafferty & Co., Inc., the underwriters (the “Underwriters”).,The underwriters are obligated, severally and not jointly, to purchase all the Class A ordinary shares.

A.	Documents and Assumptions

In rendering this opinion, we have carried out due diligence and examined copies of the Registration Statement, and other documents (collectively the “Documents”) as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by the relevant Governmental Agencies (as defined below) and appropriate representatives of the Company and the PRC Companies (as defined below). In giving this opinion, we have made the following assumptions (the “Assumptions”):

(a)	all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photo static copies conform to the originals;

(b)	each of the parties to the Documents, other than the PRC Companies, (i) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, (ii) if an individual, has full capacity for civil conduct; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its, her or his obligations under the Documents to which it, she or he is a party in accordance with the laws of its jurisdiction of organization and/or the laws that it, she or he is subject to;

(c)	the Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

(d)	the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(e)	all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this opinion, including but not limited to the statements set forth in the Documents, are true, correct and complete;

(f)	all explanations and interpretations provided by government officials duly reflect the official position of the relevant Governmental Agencies and are complete, true and correct;

(g)	each of the Documents is legal, valid, binding and enforceable in accordance with their respective governing laws in any and all respects;

(h)	all consents, licenses, permits, approvals, exemptions or authorizations required by, and all required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Registration Statement and other Documents have been obtained or made, and are in full force and effect as of the date thereof;

(i)	all Governmental Authorizations (as defined below) and other official statements and documentation obtained by the Company or any PRC Company from any Governmental Agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes; and

In addition, we have assumed and have not verified the truthfulness, accuracy and completeness as to factual matters of each Document we have reviewed.

B.	Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

“Company”	means World Road Inc.;

“Circular 37”	means the Circular on Issues Related to Foreign Exchange Administration in Terms of Overseas Investment and Financing via Special Purpose Vehicles and Return Investment by Domestic Residents issued by the SAFE on July 4, 2014, and any superseding implementing rules or regulations under PRC Laws.

“Governmental Agency”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, law enforcement, regulatory, or taxing authority or power of a similar nature in the PRC, including, without limitations, the CSRC (defined below).

“Governmental Authorization”	means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws.

“CSRC”	means the China Securities Regulatory Commission.

“Intellectual Property”	means, collectively, software copyrights and domain names which have been registered with the relevant Governmental Agencies in accordance with PRC Laws as of the date of this opinion, 2025 and listed in Appendix B hereof.

“Material Adverse Effect”	means any event, circumstance, condition, occurrence or situation or any combination of the foregoing that has or could be reasonably expected to have a material adverse effect on the conditions (financial or otherwise), results of operations, business, or assets of the Company and the PRC Companies taken as a whole.

“PRC Companies”	means, collectively, all entities listed in Appendix A hereof, and each, a “PRC Company”.

“PRC Laws”	means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion.

“Overseas Listing Trial Measures”	Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies promulgated by the CSRC on February 17, 2023, which became effective on March 31, 2023

“SAFE”	means the State Administration of Foreign Exchange of the PRC.

“WFOE”	means Wuhan Wozeheng Technology Co., Ltd., a PRC company which is wholly-owned by World Road Tech Limited..

“Wodetong”	means Wuhan Wodetong Supply Chain Technology Co., Ltd., a PRC company.

“Honet”	means Shenzhen Honet Supply Chain Management Co., Ltd. a PRC company.

C.	Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications (as defined below), we are of the opinion that:

(a)	To the best of our knowledge after due inquiry, each of the PRC Companies has been duly established and is validly existing as a limited liability company under PRC Laws and has received all Governmental Authorizations for its establishment to the extent such Governmental Authorizations are required under applicable PRC Laws, and its business license is in full force and effect. Each of the PRC Companies has the capacity and authority to own assets, to conduct business, and to sue and be sued in its own name under PRC Laws. The articles of association, business license and other constitutional documents (if any) of each PRC Company comply with the requirements of applicable PRC Laws and are in full force and effect. To the best of our knowledge after due inquiry, none of the PRC Companies has taken any corporate action, nor have any significant legal proceedings commenced against it, for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, team of receivers or similar officers in respect of its assets or for any adverse suspension, withdrawal, revocation or cancellation of its business license.

(b)	The registered capital of each of the PRC Companies has been duly paid in accordance with applicable PRC Laws and their respective articles of association, to the extent that such registered capital is required to be paid prior to the date hereof. Except as disclosed in the Registration Statement, (i) all the equity interests of the PRC Companies are owned by their respective shareholder(s) with the percentage as set out in Appendix A opposite its name and (ii) to the best of our knowledge after due inquiry, as of the date of issuance of this legal opinion, each of the PRC Companies has obtained all Governmental Authorizations for the ownership interest owned by its respective shareholder(s) set out in Appendix A. Except as disclosed in the Registration Statement, and to the best of our knowledge after due inquiry, the equity interests of the PRC Companies are owned by their respective shareholder(s) free and clear of any pledge or other encumbrance under PRC Laws, and there are no current outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any equity interest in any PRC Company under PRC Laws, except for (i) the statutory veto right and/or right of first refusal that the other shareholder(s) (if any) of such PRC Companies may have in respect of any transfer or other disposal of the equity interests by any shareholder of such PRC Companies as provided under PRC Laws, or (ii) such encumbrance that would not be reasonably expected to have a Material Adverse Effect[1].

(c)	Except as disclosed in the Registration Statement and the Prospectus, and to the best of our knowledge after due inquiry, (i) the ownership structure of the PRC Companies as set forth in the Prospectus, does not, result in any violation of applicable PRC Laws in any material aspects, and (ii) no Governmental Authorization, other than those already obtained, is currently required to be obtained by the Company or any PRC Company under PRC Laws for the establishment of such ownership structure in all material respects.

1	As confirmed by the main shareholder, such encumbrance of equity interests would not exceed 10% and would not be expected to have a Material Adverse Effect.

(d)	Except as disclosed in the Registration Statement and the Prospectus, and to the best of our knowledge after due inquiry, the ownership structure of the PRC Companies as set forth in the Registration Statement, both currently and immediately after giving effect to this Offering, will not result in any violation of PRC Laws currently in effect.

(e)	Except as disclosed in the Registration Statement and the Prospectus, to the best of our knowledge after due inquiry, and except for those that would not be reasonably expected to have a Material Adverse Effect, (i) each of the PRC Companies has full legal right, power and capacity to own, lease, license or use properties and assets and conduct its business in the manner presently conducted and as described in the Prospectus; (ii) each of the PRC Companies has obtained all material Governmental Authorizations necessary for its business operations as described in the Prospectus, and such Governmental Authorizations are in full force and effect; (iii) none of the PRC Companies is currently subject to any notification of outstanding proceedings related to the modification, suspension or revocation of any such Governmental Authorizations; and (iv) none of the PRC Companies is in violation of any PRC Laws or any Governmental Authorization of such PRC Company, or any judgment or award of any PRC court issued against such PRC Company.

(f)	To the best of our knowledge after due inquiry, the Intellectual Properties have been legally registered with the relevant Governmental Agencies under PRC Laws, and each PRC Company has the legal right to use such Intellectual Properties set forth opposite its name in Appendix B. To the best of our knowledge after due inquiry and except as disclosed in the Registration Statement, (i) no PRC Company is currently subject to any notice of outstanding infringement of or conflict with any intellectual property rights of others in the PRC; and (ii) no Intellectual Property is currently subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property in the PRC that would impair the validity or enforceability of such Intellectual Property, except, in each case under clauses (i) and (ii), for those that would not be reasonably expected to have a Material Adverse Effect.

(g)	To the best of our knowledge after due inquiry and except as disclosed in the Registration Statement and the Prospectus, unless otherwise indicated in Appendix C or where the defects in the leasehold interests would not be reasonably expected to have a Material Adverse Effect, each real property lease agreement listed in Appendix C is legally binding and enforceable in accordance with its terms under PRC Laws.

(h)	Except as disclosed in the Registration Statement and the Prospectus, all dividends declared and payable upon the equity interests in WFOE may be converted into foreign currency and freely transferred out of the PRC free of any deductions in the PRC (subject to any applicable tax), provided that (i) the declaration and payment of such dividends complies with applicable PRC Laws and the constitutional documents of WFOE, and (ii) the remittance of such dividends out of the PRC complies with the procedures required by the relevant PRC Laws relating to foreign exchange administration.

(i)	Except as disclosed in the Registration Statement and the Prospectus, to the best of our knowledge after due inquiry, no material labor legal proceedings or other material labor disputes with the employees of any of the PRC Companies exist and there is no action, suit, proceeding, or investigation before or brought by any Governmental Agency against any of the PRC Companies on labor or employment matters, except, in each case, for those that would not be reasonably expected to have a Material Adverse Effect.

(j)	To the best of our knowledge after due inquiry, none of the PRC Companies is currently subject to any outstanding notice from any Governmental Agency assessing any tax deficiency against, or imposing any penalty on, such PRC Company in connection with its payment of PRC taxes.

(k)	According to the Overseas Listing Trial Measures and supporting guidelines, PRC domestic companies that seek to offer and list securities in overseas markets, either directly or indirectly, are required to fulfill the filing procedure with the CSRC and report relevant information. Companies that had already been listed overseas as of March 31, 2023, are required to file with the CSRC within three business days after the completion of subsequent securities offerings in the same overseas market where its securities were previously offered and listed. This firm is advising and assisting the Company with respect to compliance matters under the Overseas Listing Trial Measures in connection with this offering. Upon filing for record with the CSRC, we are of the opinion that the Company shall be in compliance with the Overseas Listing Trial Measures as such regulations apply to the Company and this offering. Further, we are of the opinion that any future offering pursuant to the Prospectus will be subject to the Overseas Listing Trial Measures, and the Company is required to, through its major operating entity incorporated in the PRC, file for record with the CSRC within three business days after the completion of the offering or make a summary report to the CSRC after the completion of offerings pursuant to the Prospectus.

(l)	Except as disclosed in the Registration Statemen and the Prospectus, and to the best of our knowledge after due inquiry, there are no current legal, arbitral or governmental proceedings, regulatory investigations or other governmental decisions, rulings, orders, or actions before any Governmental Agencies in progress or pending in the PRC to which the Company or any PRC Company is a party or to which any assets of any PRC Company is a subject which, if determined adversely against any of the Company and the PRC Companies, would be reasonably expected to have a Material Adverse Effect.

(m)	The statements in the Prospectus on the cover page and under the sections entitled “Prospectus Summary”, “Risk Factors”, “Corporate History and Structure-Our Corporate Structure”, “Enforceability of Civil Liabilities”, “Use of Proceeds”, “Dividend Policy”, “Our Business”, “Related Party Transactions”, “Regulations” and “Taxation- People’s Republic of China Enterprise Taxation”, to the extent that they describe or summarize matters of PRC Laws, are correct and accurate in all material respects, and nothing has been omitted from such statements which would make the same misleading in any material respect.

(n)	Except as disclosed in the Registration Statement, all shareholders as PRC resident have completed initial foreign exchange registration with respect to the establishment of offshore entity which hold shares directly or indirectly in the Company as required under Circular 37.

(o)	Subject to any applicable administrative procedures required by PRC Laws, and provided that all required Governmental Authorizations have been duly obtained, the due application of the net proceeds to be received by the Company from the issue and sale of the Offered Securities as disclosed in the Prospectus under the caption “Use of Proceeds” does not and immediately after the Offering will not contravene any provision of applicable PRC Laws, the articles of association or the business licenses of the PRC Companies, except for such contravention or default which would not be reasonably expected to have a Material Adverse Effect.

(p)	To the best of our knowledge after due inquiry, under PRC Laws, neither the PRC Companies, nor their respective properties, assets or revenues, are entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from services of process, from attachment prior to or in aid of execution of any judgment, or from other legal processes or proceedings for the giving of any relief or for the enforcement of any judgment.

(q)	Except as disclosed in the Registration Statement and the Prospectus, there is no tax or duty payable by or on behalf of the PRC Companies under applicable PRC Laws in connection with the creation, allotment and issuance of the Offered Securities, provided that each person taking the aforementioned actions is not subject to PRC tax by reason of citizenship, permanent establishment, residence or otherwise subject to PRC tax imposed on or measured by net income or net profits (and to the extent not granted an exemption or other relief under any applicable double-tax treaty).

(r)	There are no reporting obligations to any Governmental Agency under PRC Laws on those holders of the Offered Securities who are not deemed to be PRC residents as defined under applicable PRC Laws, to the extent that no reporting obligation is triggered by the purchase or holding of the Offered Securities under the PRC anti-monopoly laws, rules and regulations. Non-resident holders of the Offered Securities are not deemed to be domiciled or resident in the PRC by virtue only of their purchase or holding of the Offered Securities. No statutory limitations exist under PRC Laws which restrict the right of those holders of the Offered Securities who are not PRC residents as defined under applicable PRC Laws to hold or vote their Offered Securities, nor are there any statutory pre-emptive rights or transfer restrictions under PRC Laws applicable to the Offered Securities, except for those relating to a transaction subject to PRC anti-monopoly laws, rules and regulations.

(s)	On December 28, 2021, the CAC (the “Cyberspace Administration of China”) and other ministries and commissions jointly promulgated the Cybersecurity Review Measures, which came into effect on February 15, 2022 (the “Measures”). Pursuant to the Cybersecurity Review Measures, if any of the following circumstance exists, the operators shall apply with the CAC for cybersecurity review: (i) a network platform operator that possesses over one million individuals’ personal information and seeks to list overseas; (ii) operators deemed as critical information infrastructure and intends to purchase internet products and services that will or may affect national security, and (iii) operators carrying out any data processing activities which has affected or may affect national security. Based upon due inquiries made to the Company, as of the date hereof, each and any party of PRC Group Entities is not subject to proactively applying for CAC review.

(t)	There is uncertainty as to whether the PRC courts would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

Although we are not passing upon, and do not assume any responsibility for the truthfulness, accuracy, completeness or fairness of the statements contained in the Registration Statement, we have no reason to believe that (i) as of the date of this opinion, any part of the Registration Statement (other than the financial statements and related schedules therein as well as relevant disclosures regarding financial treatment, to which we do not express any opinion) contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) as of the date of each of the Registration Statement or the date hereof, the Registration Statement (other than the financial statements and related schedules therein as well as relevant disclosures regarding financial treatment, to which we do not express any opinion) contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Our opinions expressed above are subject to the following qualifications (the “Qualifications”):

(a)	Our opinions are limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

(b)	PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(c)	Our opinions are subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

(d)	Our opinions are subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(e)	This opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.

(f)	The term “enforceable” or ‘‘enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts. As used in this opinion, the expression “to the best of our knowledge after due inquiry” or similar language with reference to matters of fact refers to the current, actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereby. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company, the PRC Companies and Governmental Agencies.

(g)	We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to prepare this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the PRC Companies or the rendering of this opinion.

(h)	This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

This opinion is given for the benefit of the addressee hereof in connection with this Offering. Without our express prior written consent, neither this opinion nor our opinions herein may be disclosed to or relied upon by any person other than the addressee, except where such disclosure is required to be made by applicable law or is requested by any court, regulatory or governmental authority, in each case on a non-reliance basis and with a prior written notice provided to us.

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Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng

Appendix A

List of PRC Companies

No.	PRC Companies	Shareholders (% of Equity Interests)
1.	武汉沃泽恒科技有限公司(WFOE)	World Road Tech Limited is holds 100% of the issued shares
2.	武汉沃德通供应链科技有限公司(Wodetong)	WFOE holds 100% of the issued shares
3.	深圳航易达供应链管理有限公司(Honet)	Wodetong is holding its 51% issued shares Mr. Li Qiuhong is holds 44% of the issued shares Mr. Zhang Zaifei is holds 5% of the issued shares

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Appendix B

List of Intellectual Properties

1.	Registered Copyrights – Registered Software Copyrights

No.	Owner	Name	Registration No.	Date of completion of development	Date of first publication	Method of Acquiring Rights
1	Wodetong	仓储物流分拣系统V1.0	2022SR1631742	2021.3.16	2021.3.17	原始取得
2		供应链仓储管理系统V1.0	2022SR1616827	2021.5.18	2021.5.19	原始取得
3		供应链管理信息系统V1.0	2022SR1631741	2021.5.26	2021.5.27	原始取得
4		供应链客户关系系统V1.0	2022SR1618917	2021.8.2	2021.8.3	原始取得
5		物流分拣设备数字化管理系统V1.0	2023SR0164501	2021.8.25	2021.8.26	原始取得
6		外贸供应链金融业务平台软件V1.0	2023SR0164594	2021.12.7	2021.12.8	原始取得
7		物流分拣辅助系统V1.0	2023SR0164503	2021.12.14	2021.12.14	原始取得
8		全程供应链云平台软件V1.0	2023SR0170364	2022.2.8	2022.2.9	原始取得
9		企业供应链物流系统V1.0	2022SR1619952	2022.3.16	2022.3.17	原始取得
10		海关电子数据传输平台V1.0	2023SR0162480	2022.5.17	2022.5.18	原始取得
11		国际物流港仓储管理系统V1.0	2023SR0162481	2022.7.8	2022.7.9	原始取得
12		国际物流WMS要货数量曲线报表软件V1.0	2023SR0170365	2022.7.25	2022.7.26	原始取得
13		共享供应链电子商务云平台V1.0	2023SR0164565	2022.8.15	2022.8.16	原始取得
14		供应链智能管理软件V1.0	2023SR0164566	2022.8.29	2022.8.30	原始取得
15		国际物流清关操作管理系统V1.0	2022SR1615108	2022.9.7	2022.9.8	原始取得
16		国际物流空运操作管理系统V1.0	2022SR1619982	2022.9.20	2022.9.21	原始取得
17		供应链采购商平台V1.0	2023SR0164563	2022.10.18	2022.10.19	原始取得
18		国际物流海运操作管理系统V1.0	2022SR1618176	2022.10.19	2022.10.20	原始取得

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2.	Domain Names

序号	Registrant	Domain Name	Website Filing/License Number	Registration Date	Expiration Date
1	Wodetong	exwchina.cn	鄂ICP备2023028537号-2	2018.5.18	2027.5.18
2		wdt-us.top	鄂ICP备2023028537号-1	2023.11.29	2033.11.29
3	Honet	honetscm.com	粤ICP2022131882号-1	2022.10.19	2025.10.19
4		honetscm.com.cn	-	2022.10.19	2025.10.19
5		honetscm.cn	-	2022.10.19	2025.10.19

B-2

Appendix C

List of Lease Agreement

No.	Lessor	Lessee	Address	Term of Lease	Property Ownership Certificate	Status of Lease Filing
1.	苏美铃	Wodetong	上海市虹口区四川北路888号2609室	2024.11.22-2026.3.21	沪（2024）虹字不动产权第012264号	No Filing
2.	郑家健	Wodetong	上海市虹口区四川北路888号2706室	2024.4.9-2025.10.8	沪（2017）虹字不动产权第006117号	No Filing
3.	武汉泓涛科技服务有限公司	Wodetong	武汉经济技术开发区201M地块华人汇和科技园（华中智谷）一期D5研发楼2层	2023.12.28-2025.10.13	鄂（2021）武汉市经开不动产权第0001820号	No Filing
4.	深圳市诚则成房地产管理顾问有限公司	Honet	深圳市龙岗区坂田街道天安云谷3栋C座1404室	2025.2.1-2026.1.31	粤（2017）深圳市不动产权第0078439号	No Filing
5.	深圳皓鹏国际物流供应链管理有限公司	Honet	广东省东莞市清溪镇东风路82号	2024.11.1-2025.10.31	粤（2017）东莞不动产权第0189647号	No Filing

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